AMENDMENT TO SUB-ADMINISTRATION AGREEMENT

     AMENDMENT effective as of the 18th day of February, 2005 between MORGAN KEEGAN & COMPANY, INC. (the "Company"), a Tennessee corporation having its principal place of business at 50 North Front Street, Memphis, Tennessee 38103 and BISYS FUND SERVICES OHIO, INC. ("BISYS"), a Delaware corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, to the Sub-Administration Agreement, dated January 3, 2005, (the "Agreement"), under which BISYS performs certain administration services for certain investment portfolios of the Regions Morgan Keegan Select Funds (the "Fund Company") (the "MK Funds"). All capitalized terms used but not defined herein shall have the meaning given to them in the Agreements.

     WHEREAS, BISYS and LEADER Mutual Funds ("LEADER") entered into an Administration Agreement dated April 1, 2004 (the "LEADER Agreement"), whereby BISYS agreed to perform administration services for LEADER, which has continued in effect through the date hereof;

     WHEREAS, certain investment portfolios of LEADER, listed on Schedule A, (the "LEADER Funds") are being transferred to the Fund Company as of the date hereof (the "Consolidation");

     WHEREAS, the Company desires that BISYS continue to perform certain administration services for the MK Funds and the LEADER Funds;

     WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the covenants herein contained, the Company and BISYS hereby agree as follows:

     1.   ADDITION OF FUNDS.
          -----------------

          (a) The term "Funds" as used in the Agreement shall mean the LEADER Funds and the MK Funds, collectively. Schedule A to the Agreement is hereby deleted and replaced with the Schedule A attached hereto.

          (b) Section 4(a) of the Agreement is hereby deleted and replaced with the following:

          "(a) For the services to be rendered, the facilities furnished and the expenses assumed by BISYS pursuant to this Agreement, the Company shall pay monthly to BISYS compensation at an annual rate of (i) 0.105% (10.5 basis points) of the average daily net assets of the LEADER Funds, and (ii) 0.06% (6 basis points) of the average daily net assets of the MK Funds. In addition to the foregoing, the Company shall also reimburse BISYS for all of its reasonable out-of-pocket expenses, including, but not limited to, travel and lodging expenses incurred by officers and employees of BISYS in connection with

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attendance  at (A) Board  meetings  and (B) any other  meetings  for which  such attendance is requested or agreed upon by the parties."

     2.   TERM.
          ----

     THE FOLLOWING PARAGRAPH IS ADDED AS NEW SECTION 6(d) OF THE AGREEMENT:
     ---------------------------------------------------------------------

      "(d) The parties acknowledge that the Company is expected to take over BISYS's obligation hereunder with respect to all Funds other than money market Funds. The parties agree that this Agreement may be terminated at such time with respect to all Funds other than money market Funds without application of the liquidated damages provision contained in Section 7(c) above subject to the terms of that certain letter agreement between Morgan Asset Management, Inc., BISYS, and BISYS Fund Services Limited Partnership, dated October 18, 2004, (the "Morgan Letter Agreement") being otherwise fulfilled by December 31, 2005."

     3.   MISCELLANEOUS
          -------------

          (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreements or any provisions of the Agreements that directly cover or indirectly bear upon matters covered under this Amendment. This Agreement shall not supersede or otherwise affect any provisions of the Morgan Letter Agreement.

          (b) Each reference to the Agreement in such Agreement and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of each Agreement remain in full force and effect (including, without limitation, the term of the Agreement). No amendment or modification to this Amendment shall be valid unless made in writing and executed by each party hereto.

          (c)    Paragraph   headings  in  this   Amendment   are  included  for
convenience only and are not to be used to construe or interpret this Amendment.

          (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

                                     *****


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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Amendment to be duly executed all as of the day and year first above written.

                                    MORGAN KEEGAN & COMPANY, INC.



                                   By:    /s/ Charles D. Maxwell
                                          --------------------------------------
                                   Name:  Charles D. Maxwell
                                   Title: Managing Director, Assistant Treasurer


                                   BISYS FUND SERVICES OHIO, INC.


                                   By:    /s/ Fred Naddaff
                                          --------------------------------------
                                   Name:  Fred Naddaff
                                   Title: President

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                                                              AMENDED SCHEDULE A


                        ADMINISTRATION AGREEMENT BETWEEN
                          MORGAN KEEGAN & COMPANY, INC.
                       AND BISYS FUND SERVICES OHIO, INC.

                             DATE: FEBRUARY 18, 2005

LEADER FUNDS
------------

FUND NAME BEFORE CONSOLIDATION           FUND NAME AFTER CONSOLIDATION
------------------------------           -----------------------------

LEADER Growth Equity Fund                Regions Morgan Keegan Select LEADER
                                         Growth Equity Fund

LEADER Growth & Income Fund              Regions Morgan Keegan Select LEADER
                                         Growth & Income Fund

LEADER Balanced Fund                     Regions Morgan Keegan Select LEADER
                                         Balanced Fund

LEADER Tax-Exempt Bond Fund              Regions Morgan Keegan Select LEADER
                                         Tax-Exempt Bond Fund

LEADER Intermediate Bond Fund            Regions Morgan Keegan Select LEADER
                                         Intermediate Bond Fund

LEADER Tax-Exempt Money Market Fund      Regions Morgan Keegan Select LEADER
                                         Tax-Exempt Money Market Fund

LEADER Money Market Fund                 Regions Morgan Keegan Select LEADER
                                         Money Market Fund

MK FUNDS
--------

Regions Morgan Keegan Select Treasury Money Market Fund

Regions Morgan Keegan Select Government Money Market Fund


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